Exhibit 5.1

March 16, 2007

First California Financial Group, Inc.,

1880 Century Park East, Suite 800,

Los Angeles, California 90067.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of 1,003,648 shares (the “Securities”) of Common Stock, par value $0.01 per share, of First California Financial Group, Inc., a Delaware corporation (the “Company”), to be issued pursuant to the First California Financial Group, Inc. FCB 2005 Stock Option Plan (formerly known as the FCB Bancorp 2005 Stock Option Plan), the First California Financial Group, Inc. 1994 NMB Stock Option Plan (formerly known as the National Mercantile Bancorp 1994 Stock Option Plan), the First California Financial Group, Inc. Amended 1996 NMB Stock Incentive Plan (formerly known as the National Mercantile Bancorp Amended 1996 Stock Incentive Plan) and the First California Financial Group, Inc. 2005 NMB Stock Incentive Plan (formerly known as the National Mercantile Bancorp 2005 Stock Incentive Plan), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion, when the registration statement relating to the Securities (the “Registration Statement”) has become effective under the Act, the terms of the sale of the Securities have been duly established in conformity with the Company’s certificate of incorporation, and the Securities have been duly issued and sold as contemplated by the Registration Statement, the Securities will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the Federal laws of the United States and the General Corporate Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

In rendering the foregoing opinion, we have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP